Exhibit 99.1

GLYCOMIMETICS REPORTS FIRST QUARTER 2014 RESULTS

GAITHERSBURG, MD, May 8, 2014 – GlycoMimetics, Inc. (NASDAQ: GLYC) today reported financial results for the first quarter ended March 31, 2014. As of March 31, 2014, GlycoMimetics had cash and cash equivalents of $57.0 million, which reflects the company’s January 2014 initial public offering (IPO) in which it sold 8,050,000 shares of its common stock at $8.00 per share, including the underwriters’ exercise in full of their option to purchase 1,050,000 additional shares of common stock. The aggregate net proceeds to GlycoMimetics from the IPO, after underwriting discounts and commissions and offering expenses, were $57.3 million.

GlycoMimetics reported no revenue for the quarter ended March 31, 2014. This compares to $3.8 million for the quarter ended March 31, 2013. The company received an upfront payment of $22.5 million from Pfizer in 2011 under a collaboration agreement that was recognized as revenue through March 31, 2013.

Under the terms of its agreement with Pfizer, GlycoMimetics is entitled to receive a milestone payment of $35.0 million upon the initiation of dosing of the first patient with the drug candidate rivipansel (GMI-1070) in a Phase 3 trial, which Pfizer will conduct. Under the agreement, GlycoMimetics is also entitled to receive a $15.0 million advance against this milestone payment if the first patient was not dosed by April 2014. The company currently expects to receive the $15.0 million advance payment from Pfizer in the second quarter of 2014 and the initiation of the Phase 3 clinical trial in the second half of 2014.

The company’s research and development expenses increased to $3.9 million for the quarter ended March 31, 2014 as compared to $2.7 million for the first quarter of 2013. This increase reflects spending for advanced pre-clinical testing and manufacturing of the company’s drug candidate GMI-1271 for the treatment of acute myeloid leukemia (AML) and other cancers, for which clinical testing is expected to begin in the second quarter of this year.

The company’s general and administrative expenses increased to $1.2 million for the quarter ended March 31, 2014 as compared to $0.6 million for the first quarter of 2013. The increase was primarily due to costs associated with the company’s IPO and other costs associated with supporting public company operations.

“GlycoMimetics accomplished a great deal in the first quarter of 2014, highlighted by our IPO in January,” said Rachel King, CEO of GlycoMimetics. “We have continued to advance both our rivipansel program in sickle cell disease, which is partnered with Pfizer, and our GMI-1271 program, which we plan to develop for blood cancers and which we expect to enter clinical trials before the end of the second quarter.”

Select Recent Corporate Highlights:

•	In January 2014, GlycoMimetics closed its IPO and announced the full exercise of the underwriters’ option to purchase additional shares.

•	In April 2014, findings from research studies of GlycoMimetics’ E-Selectin antagonist (GMI-1271) were shared via three posters at the American Association for Cancer Research (AACR) Annual Meeting 2014. The posters highlighted GMI-1271’s potential as a treatment for solid tumors (for example, for breast cancer metastasis) as well as for its use to potentially improve chemotherapy treatment.

•	Also in April 2014, data was presented at the 8th Annual Sickle Cell Disease Research and Educational Symposium and 37th National Sickle Cell Disease Scientific Meeting on the use of rivipansel in sickle cell patients already on hydroxyurea, a common drug treatment for sickle cell disease. In the study for which data was presented, patients on hydroxyurea appeared to benefit similarly from the addition of rivipansel to their standard treatment regimen as compared to those patients receiving rivipansel but not being treated with hydroxyurea.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. Glycomimetics are molecules that mimic the structure of carbohydrates involved in important biological processes. Using its expertise in carbohydrate chemistry and knowledge of carbohydrate biology, GlycoMimetics is developing a pipeline of glycomimetic drug candidates that inhibit disease-related functions of carbohydrates, such as the roles they play in inflammation, cancer and infection.

Forward-Looking Statements

This press release contains forward-looking statements regarding GlycoMimetics’ expectations regarding potential payments under its collaboration with Pfizer, planned activities with respect to the clinical development of GMI-1271, and other matters. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the U.S. Securities and Exchange Commission on March 31, 2014, and other filings GlycoMimetics makes with the SEC from time to time, including those factors discussed under the caption “Risk Factors” in such filings. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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GlycoMimetics, Inc.

(A Development Stage Enterprise)

Condensed Statements of Operations

(In thousands except per share data)

	Three months ended March 31,
	(Unaudited)
	2014	2013

Total revenue	$—	$3,808

Cost and Expenses:
Research and development	3,882	2,743
Selling, general and administrative	1,225	606

Total costs and expenses	5,107	3,349

(Loss) income from operations	(5,107)	459

Other income	5	1

Net (loss) income and comprehensive (loss) income	$(5,102)	$460

Net (loss) income per share – basic	$(0.30)	$0.49
Net (loss) income per share – diluted	$(0.30)	$0.04
Weighted average shares – basic	17,232,566	930,529
Weighted average shares – diluted	17,232,566	11,128,733

GlycoMimetics, Inc.

(A Development Stage Enterprise)

Balance Sheet Data

(In thousands)

	March 31, 2014 (Unaudited)	December 31, 2013

Cash and cash equivalents	$56,966	$2,311

Working capital	55,043	2,605

Total assets	58,064	5,283

Total liabilities	2,710	2,376

Stockholders’ equity	55,354	2,907